Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of April 11, 2006 (the “Effective Date”), is by and among AMH Holdings II, Inc., a Delaware corporation (“AMH II”), AMH Holdings, Inc. (“AMH”), a Delaware corporation and wholly owned subsidiary of AMH II, Associated Materials Holdings, Inc. (“AMHI”), a Delaware corporation and wholly owned subsidiary of AMH, Associated Materials Incorporated, a Delaware corporation and wholly owned subsidiary of AMH I (“Employer” and together with AMH II, AMHI and AMH, “Associated”), and Michael Caporale, Jr. (“Executive”).
     WHEREAS, Employer and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of July 27, 2004 (the “Employment Agreement”);
     WHEREAS, Executive serves as a member of the Boards of Directors of each of AMH II, AMHI, AMH and AMI (each, a Board of Directors, and collectively, the “Boards of Directors”);
     WHEREAS, Executive owns beneficially and of record 71,688 shares (the “Class B Shares”) of Class B Series II (Non-Voting) Common Stock of AMH II (the “Class B Common Stock”);
     WHEREAS, Executive has resigned as Employer’s Chairman, President and Chief Executive Officer by mutual agreement with Employer’s Board of Directors, such resignation to be effective in accordance with the terms and conditions of this Agreement; and
     WHEREAS, the parties hereto desire to clarify and settle all existing legal rights and obligations related to (i) Executive’s employment with Employer, (ii) the Class B Shares and (iii) options Executive holds to purchase additional equity securities of AMH II and of AMH (subject to Executive’s agreement to exchange any equity securities of AMH issued upon the exercise of such options for equity securities of AMH II).
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Termination Date; Board Membership.
          (a) The parties hereto acknowledge and agree that Executive’s employment with Employer shall terminate effective on the close of business on June 30, 2006 (the “Termination Date”). Executive shall remain employed by Employer through the Termination Date in accordance with the terms of the Employment Agreement, except as provided in Section 3 below. Executive acknowledges and agrees that after the Termination Date, he will not report to work for Associated or hold himself out as being employed by Associated, notwithstanding the fact that Executive may continue as a member of the Boards of Directors pursuant to Section 1(b) below.

          (b) Subject to Section 3 below, Executive will remain as a member of the Boards of Directors through December 31, 2006, serving in the capacity of non-executive Chairman of the Boards of Directors through such time. After such time, Executive shall continue to serve as a member of the Boards of Directors at the pleasure of AMH II, AMHI, AMH or AMI and their respective stockholders. If, from and after the Termination Date, AMH II, AMHI, AMH or AMI elects to designate Executive as a non-voting member of the applicable Board of Directors and all requisite Board and stockholder approvals are obtained for such designation, Executive shall become a non-voting member of the applicable Board of Directors, with all rights of a director other than the right to vote on matters before the Board of Directors.
     2. Payments to Executive.
          (a) Subject to Section 3 below, (i) until the earlier of (x) the Termination Date and (y) the date, if any, on which the Executive accepts full time salaried employment with any third party, Employer will continue to pay Executive’s base salary at the annual rate currently in effect and (ii) from the Termination Date until the earlier of (x) December 31, 2006 and (y) the date, if any, on which the Executive accepts full time salaried employment with any third party, Employer will pay to the Executive, as complete and total compensation for Executive’s duties as a member of the Boards of Directors and in consideration of the Executive entering into this Agreement and the covenants and agreements contained herein, including without limitation those contained in Sections 7 and 8 hereof, and the general release of claims in Section 9 hereof, a fee of $10,000 per month (and a pro-rated portion for any partial months) (the “Fee Payments”), in accordance with Employer’s normal payroll practices and as reduced by deductions or withholdings required by law.
          (b) Subject to Section 3 below, and provided that the Executive has signed (and not revoked) a General Release in the form attached hereto as Exhibit A (the “General Release”) and provided that the General Release is signed within the requisite time periods stated therein and has become effective, then, starting on July 1, 2006, Employer shall provide the Executive with the following:
               (i) A severance payment equal to $1,000,000 per year for the two year period following the Termination Date (the “Severance Period”) in accordance with Section 7 of the Employment Agreement. Such payment shall be made in accordance with Employer’s normal payroll practices and be reduced by deductions or withholdings required by law. The amount paid to Executive pursuant to the foregoing sentence is referred to herein as the “Severance Payment.”
               (ii) Employer will continue to provide Executive with the medical and dental benefits currently provided to Executive from the date hereof through the Severance Period, at the same rate of employee and Employer shared costs of such coverage as in effect from time to time for active employees of Employer.
               (iii) To the extent incentive bonuses are payable to the top five (5) most senior executives of Employer (other than the Executive) for the fiscal year 2006, Employer will pay Executive one half of the incentive bonus that would be payable to the

Executive for the fiscal year 2006 based upon the same performance criteria with respect to Associated that are applicable to such five executives (notwithstanding anything to the contrary contained in the Employment Agreement), in accordance with Executive’s Board-approved bonus policy for such executives, payable when incentive bonuses, if any, are paid to the executives of Employer.
               (iv) Employer’s agreement to make the payments and provide the benefits described in this Section 2(b) will be made in consideration of the Executive entering into the General Release. The Executive’s execution of this Agreement does not constitute an agreement to sign the General Release or otherwise waive any legal rights that Executive may have with respect to claims arising subsequent to Executive’s execution of this Agreement. Rather, in the event that the General Release is provided to Executive, Executive will be afforded the opportunity to review and determine whether to sign the General Release in accordance with relevant laws.
          (c) No payment made or benefit provided by Associated to Executive on or after the Termination Date shall in any way be treated as continuing any employment relationship between Executive and Employer beyond such date.
          (d) The payments under this Agreement shall be in lieu of any other severance-related payments to which Executive otherwise could claim entitlement, including without limitation the Employment Agreement and any severance plan or policy of Associated.
     3. Early Termination of Executive. If, prior to the Termination Date, the Board of Directors of Employer determines in good faith (with Executive recusing himself from such vote) that (x) Executive should be terminated based upon a breach of the covenants contained in Section 7(a) or (y) Executive should be terminated for “Cause” (as defined in the Employment Agreement), then:
          (a) Executive shall not be entitled to receive the continuation of base salary and/or Fee Payments (as applicable) pursuant to Section 2(a) of this Agreement (as applicable) pursuant to Section 2(b) from and after the date the Board makes such determination;
          (b) Executive shall not be entitled to receive the extension of the exercise period for the options in accordance with Section 5 of this Agreement (but rather, in accordance with the terms of the governing option agreements, Executive will have 90 days from the date he no longer serves as Chief Executive Officer of Employer to exercise the options to the extent vested as of the Termination Date);
          (c) Executive shall not be entitled to the Severance Payment and the continuation of benefits; and
     (iv) Executive will not be entitled to continue as a member of the Boards of Directors in accordance with Section 1(b) above.
4. Repurchase Rights With Respect to Class B Shares.

     AMH II hereby waives its rights, pursuant to the Option Agreements (as defined below), to repurchase after the Termination Date any or all of the Class B Shares that are held by Employee as of the date hereof.
     5. Treatment of Options; Repurchase of Option Shares. Executive holds options to purchase Class B Common Stock as set forth on Schedule 1 hereto (the “Options”) pursuant to the option agreement identified on Schedule 1 hereto (the “Option Agreements”). The parties hereto acknowledge and agree that notwithstanding any provisions contained in the Option Agreements that state that Executive will have 90 days from the termination of employment to exercise Options to the extent vested on the Termination Date, Executive shall be entitled to exercise any such Options at any time prior to December 31, 2006; provided, however, that if Executive is terminated pursuant to Section 3 above, the post-termination exercise periods shall remain 90 days. In the event that Executive exercises any Options, AMH II shall have the right, exercisable upon written notice to Executive no later than June 15, 2007 (a “Repurchase Notice”), to repurchase all of the shares of Class B Common Stock issued to Executive upon the exercise of such Options (“the “Option Shares”) for an aggregate purchase price equal to the lesser of (i) $2,000,000 and (ii) the fair market value of the Option Shares to be repurchased as of the Repurchase Date (as defined below), as determined in good faith by the Board of Directors of AMH II, without discount for lack of marketability or minority interest, based upon a customary appraisal prepared by an independent appraisal company, or such other reasonable valuation method as the Board of Directors shall select and apply (the “Repurchase Price”). If AMH II elects to repurchase the Option Shares pursuant to a Repurchase Notice, the closing of such repurchase shall occur, subject to the following proviso and to the immediately succeeding sentence, on June 30, 2007; provided, however, that if the Repurchase Price on such date would be less than $1,500,000, then Executive shall be entitled to defer the date of such repurchase until December 31, 2007, and the Repurchase Price shall be calculated as of December 31, 2007 (the date on which such repurchase occurs, the “Repurchase Date”); provided, however, that the Repurchase Price shall not in any event exceed $2,000,000. Notwithstanding the foregoing or anything to the contrary contained in any Option Agreement, the Executive hereby agrees that, in the event that (i) AMH II exercises its repurchase right as described above and (ii) either (x) AMH II’s payment of the Repurchase Price for all or a portion of the Option Shares to be repurchased is not then permitted under Delaware law or under the terms of any of the Company’s or any of its Affiliates’ debt or equity financing agreements, including, without limitation, the Indenture with respect to AMH II’s 13.625% Senior Notes Due 2014 (the “Mezz Notes”) or (y) such payment would, in the reasonable judgment of AMH II’s Board of Directors, render AMH II unable to pay when due its next scheduled installment of interest in respect of the Mezz Notes, then the repurchase of such Option Shares shall be deferred as follows:
     (A) if such deferral is pursuant to clause (x) above, AMH II shall purchase such quantity of Option Shares on the Repurchase Date as it shall be permitted to do so in compliance with all of the restrictions described in such clause (x), for a purchase price per Option Share equal to the Repurchase Price divided by the number of Option Shares to be repurchased at such time (the “Price Per Share”), and the purchase of any Option Shares that AMH II is prohibited by such restrictions from purchasing on the Repurchase Date shall be deferred until the date that is ten days after the end of the first fiscal quarter in which AMH II shall be permitted to purchase such Option Shares in compliance with such restrictions, subject to additional quarterly deferrals in like manner until all Option Shares elected to be purchased by AMH II shall have been purchased and paid for; and
     (B) if such deferral is pursuant to clause (y) above, AMH II shall purchase such quantity of Option Shares, on the Repurchase Date and for the Price Per Share, as would, in the reasonable judgment of AMH II’s Board of Directors, enable AMH II to pay the full amount of the next scheduled interest payment in respect of the Mezz Notes, and the purchase of any Option Shares which AMH II does not purchase on the Repurchase Date shall be deferred until the next scheduled interest payment date in respect of the Mezz Notes on which AMH II is able, in the reasonable judgment of the Board of Directors to (I) first, pay the scheduled interest payment in respect of the Mezz Notes on such date and (II) second, purchase any Option Shares in compliance with such all of the restrictions described in clause (x) above, subject to additional deferrals as provided herein until all Option Shares elected to be purchased by AMH II shall have been purchased and paid for;
The purchase price in respect of each Option Share purchased by AMH II after the Repurchase Date (whether pursuant to clause (A) or clause (B) above) shall be the Price Per Share, together with accrued interest thereon from the Repurchase Date to the date of repurchase at the rate of 8% per annum; provided, however, that the aggregate purchase price in respect of all repurchased Option Shares shall not in any event exceed $2,000,000. Executive expressly acknowledges and agrees that AMH II’s right to defer any purchase of Option Shares in the manner described above shall be in addition to, and not in lieu or limitation of, any other right of AMH II to defer cash payment of the purchase price for repurchased Option Shares contained in any Option Agreement.
     6. Representations of Executive. Executive represents and warrants to Associated that he has the capacity to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of him.
     7. General Covenants and Agreements.
          (a) Executive covenants and agrees not to make any derogatory or disparaging statements about Associated, its officers, directors, agents, employees, representatives, related or affiliated corporations, their successors and assigns, their products or services, their customers at any time in the future without limitation of any kind, except as otherwise required by law. Associated, on behalf of itself and its officers, directors, agents, employees, representatives, related or affiliated corporations, their successors and assigns, covenants and agrees not to make any derogatory or disparaging statements about Executive at any time in the future without limitation of any kind, or otherwise interfere with his efforts to secure future employment, except as otherwise required by law.
          (b) Executive agrees to (i) voluntarily appear, if requested by Associated, without a subpoena to testify in any legal proceeding, meet with Associated counsel prior to such testimony as and when reasonably requested by Associated and advise such counsel truthfully of all facts known to him, and (ii) for a period of twelve months from the Termination Date, provide reasonable consultation, cooperation and assistance as and when reasonably requested by Associated with respect to matters in which Executive was involved or had knowledge of during his employment by Employer, provided, that, Associated shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in order to comply with this Section 7(b).
          (c) Executive covenants and agrees that he will execute such additional documents and take such additional actions as may be reasonably requested by Associated in furtherance or connection with this Agreement.
     8. Non-Competition, Non-Solicitation, Non-Disclosure of Proprietary Information, Surrender of Records, Inventions and Patents.
          (a) Non-Competition. Executive acknowledges that in the course of his employment with Employer he has become familiar with the trade secrets and other confidential information of Employer. Therefore, and in consideration of, among other things, the Severance Payment, Executive agrees that from the date hereof through the Severance Period (the “Noncompete Period”), he shall not directly or indirectly within any jurisdiction or marketing area in which Associated is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by Associated during Executive’s employment with Employer. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a competing corporation which is publicly traded so long as Executive has no direct or indirect active participation in the business of such corporation.
          (b) Non-Solicitation. During the Noncompete Period, Executive shall not, directly or indirectly, (i) employ any individual who is or was an employee of Associated during Executive’s with Employer and who is or was granted options to purchase stock of Associated or who is or was a party to an employment or severance agreement with Associated; (ii) solicit for employment or otherwise contract for the services of any individual who is or was an employee of Associated during Executive’s employment with Employer; (iii) otherwise induce or attempt to induce any employee of Associated to leave the employ of Associated, or in any way knowingly interfere with the relationship between Associated and any employee respectively thereof; or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of Associated to cease doing business with Associated.
          (c) Proprietary Information. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than Employer or its shareholders or affiliates, nor shall Executive otherwise disclose to any individual or entity any proprietary information of Employer unless such disclosure (i) has been authorized by Employer’s board of directors or (ii) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “proprietary information” shall mean: (a) the name or address of any customer, supplier or affiliate of Employer or any information concerning the transactions or relations of any customer, supplier or affiliate of Employer or any of its shareholders; (b) any information concerning any product, service, technology or procedure offered or used by Employer, or under development by or being considered for use by Employer;

(c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of Employer; (d) any inventions, innovations, trade secrets or other items covered by Section 8(d) below; and (e) any other information which the Board has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of this Section 8.
          (d) Surrender of Records. Executive agrees that he shall not retain and shall promptly after the date hereof surrender to Employer all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information as defined in Section 8(c) above. Upon written and specific request by Executive, Employer will consider permitting Executive to retain one copy of management presentations and similar items which do not contain any proprietary information as defined in Section 8(c) above.
          (e) Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to Employer’s business developed by him alone or in conjunction with others at any time during his employment by Employer shall belong to Employer. Executive will use his best efforts to perform all actions reasonably requested by the Board of Directors of Employer to establish and confirm such ownership by Employer.
          (f) Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Section 8 are to be effective are reasonable. The periods under the covenants in this Section 8 shall be extended by one day for each day that Executive is in violation thereof. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 8 and that Associated will be entitled, in addition to and not in lieu of monetary damages or any other remedy available to Associated at law, to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.
     9. Release. For valuable consideration, including without limitation the Fee Payments, Executive hereby for himself and his successors, heirs, executors, administrators and assigns, does hereby remise, release and forever discharge Associated and Associated’s parent(s), predecessors, successors, divisions, subsidiaries, affiliates and assigns and their respective current and former officers, directors, agents, employees and counsel, individually and in their official capacities, from all manner of actions, causes of action, suits, debts, sums of money, bonds, bills, contracts, controversies, agreements, indemnification rights, promises, damages, judgments, claims and demands whatsoever, at law or in equity, whether known or unknown, up until the time that this Agreement is executed by Executive, including but not limited to claims pursuant to federal, state or local law, regulation or executive order prohibiting discrimination in employment, including, but not limited to, all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act and the Americans with Disabilities Act, which Executive or his successors, heirs, executors, administrators or assigns ever had, now has or hereafter can, shall or may have, for, upon or by reason of his employment by Employer or any interest in Associated, or the shares of the capital stock of AMH II, or any agreement, instrument, matter, cause or thing whatsoever, including any action alleging a supposed breach of contract or tort, claims for severance pay, back pay, wage/salary increase, expenses, benefits, bonus(es), options, phantom stock, severance, re-employment, service letters, compensatory or punitive damages, attorneys’ fees and all claims for any other type of damage relief or any other theory of law. The release contained in this Section 9 shall not release AMH II from its obligations under the terms of this Agreement.
     10. Miscellaneous.
          (a) Entire Agreement. This Agreement, together with the Option Agreements, the Employment Agreement (as modified by this Agreement) and, if executed in accordance with the terms hereof, the General Release, is the entire agreement between Executive and Associated with regard to the clarification of all existing legal rights and obligations related to (i) Executive’s employment by Employer, (ii) the Class B Shares and (iii) the Options.
          (b) Disclaimer of Wrongdoing. This Agreement shall not be construed as an admission by Associated of any wrongdoing or any violation of federal, state or local law, statute or ordinance, and Associated specifically disclaims and denies any wrongdoing whatsoever against Executive by it, its employees, representatives, or agents.
          (c) No Representations, Warranties, Promises or Inducements. Executive acknowledges that the only consideration for him signing this Agreement are the terms stated herein, that no other promise, agreement, statement or representation of any kind has been made to him by any person or entity to cause him to sign this Agreement, that he is competent to execute this Agreement, that he fully understands the meaning and intent of the promises and covenants contained herein, and that he is voluntarily executing this Agreement without reservation and of his own free will. Other than as stated herein, no promises of inducement have been offered to Executive in consideration for his acceptance and agreement to the terms of this Agreement.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon AMH II and Employer and their successors and assigns and Executive and his heirs and personal representatives, but Executive’s rights hereunder are personal to him and shall not be subject to voluntary or involuntary alienation, assignment or transfer.
          (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law rules.

          (f) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by AMH II, Employer and Executive or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part any party hereto of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party hereto may otherwise have at law or in equity.
          (g) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
          (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          (i) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          (j) Conflicts. In the event that any of the terms or conditions contained in this Agreement are inconsistent or otherwise conflict with any of the terms and conditions of the Employment Agreement, the terms and conditions of this Agreement shall govern and control.
          (k) Age Discrimination in Employment Act. Executive hereby represents and acknowledges that he is being given 21 days to consider whether to sign this Agreement (including the general release of claims set forth in Section 9 hereof) and that he has seven (7) days from the date that he signs this Agreement to revoke this Agreement. Any revocation of this Agreement must be in writing and personally delivered to Employer, 3737 State Road, Cuyahoga Falls, Ohio 44224, Attn: Chief Financial Officer, or if mailed, postmarked within seven (7) days of the date upon which it was signed by you.
          (l) EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE HAS READ THIS AGREEMENT; FULLY UNDERSTANDS AND ACCEPTS ALL OF ITS TERMS AND CONDITIONS OF HIS OWN FREE WILL; AND THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY OF HIS CHOOSING AND HAS DONE SO OR VOLUNTARILY ELECTED NOT TO DO SO.
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     IN WITNESS WHEREOF, this Agreement is made effective as of the Effective Date.

AMH HOLDINGS II, INC.

By:	/s/ D. Keith LaVanway

	Name:	D. Keith LaVanway
	Title:	Vice President — Finance,
Chief Financial Officer,
Treasurer and Secretary

AMH HOLDINGS, INC.

By:	/s/ D. Keith LaVanway

	Name:	D. Keith LaVanway
	Title:	Vice President — Finance,
Chief Financial Officer,
Treasurer and Secretary

ASSOCIATED MATERIALS HOLDINGS, INC.

By:	/s/ D. Keith LaVanway

	Name:	D. Keith LaVanway
	Title:	Vice President — Finance,
Treasurer and Secretary

ASSOCIATED MATERIALS INCORPORATED

By:	/s/ D. Keith LaVanway

	Name:	D. Keith LaVanway
	Title:	Vice President — Finance,
Treasurer and Secretary

/s/ Michael Caporale, Jr

Michael Caporale, Jr.

Schedule 1
Options and Option Agreements
Options to purchase 134,204 shares of Class B, Series II (Non-Voting) Common Stock of AMH Holdings II, Inc., subject to vesting, granted pursuant to the Stock Option Award Agreement, dated September 4, 2002, between Michael Caporale and AMH Holdings, Inc.

EXHIBIT A
April 11, 2006

Michael Caporale, Jr.
c/o Associated Materials Incorporated
3773 State Road

Cuyahoga Falls, OH 44223

Re:	General Release

Dear Michael:
          In connection with the termination of your employment, Associated Materials Incorporated (“AMI”) is prepared to provide you with the following severance payments and benefits (which are described in Section 5 of your employment agreement, dated July 27, 2004 (the “Employment Agreement”) and Section 2 of your Separation Agreement and General Release, dated April 11, 2006 (the “Separation Agreement”)):
               (i) A severance payment equal to $1,000,000 per year for two years, with such payment(s) to commence on July 1, 2006 (the “Severance Period”). Such payment(s) shall be made in accordance with AMI’s normal payroll practices and be reduced by deductions or withholdings required by law.
               (ii) Employer will continue to provide Executive with the medical and dental benefits currently provided to Executive from the date hereof through the Severance Period, at the same rate of employee and Employer shared costs of such coverage as in effect from time to time for active employees of Employer.
               (iii) To the extent incentive bonuses are payable to the top five (5) most senior executives of Employer (other than the Executive) for the fiscal year 2006, Employer will pay Executive one half of the incentive bonus that would be payable to the Executive for the fiscal year 2006 based upon the same performance criteria with respect to Associated that are applicable to such five executives (notwithstanding anything to the contrary contained in the Employment Agreement), in accordance with Executive’s Board-approved bonus policy for such executives, payable when incentive bonuses, if any, are paid to the executives of Employer.
          In order to be eligible to receive the payments and benefits described above to which you are not otherwise entitled, you are required to agree to the terms contained in this

General Release, indicate your agreement by signing and returning this General Release and not revoke this General Release as provided below.
          In consideration for the payments and other benefits described above to which you are not otherwise entitled, you hereby for yourself and your successors, heirs, executors, administrators and assigns, do hereby remise, release and forever discharge AMI, AMH Holdings II, Inc., AMH Holdings, Inc. and Associated Materials Holdings, Inc. and each of their respective parent(s), predecessors, successors, divisions, subsidiaries, affiliates and assigns and their respective current and former officers, directors, agents, employees and counsel, individually and in their official capacities, from all manner of actions, causes of action, suits, debts, sums of money, bonds, bills, contracts, controversies, agreements, indemnification rights, promises, damages, judgments, claims and demands whatsoever, at law or in equity, whether known or unknown, up until the time that this Agreement is executed by Executive, including but not limited to claims pursuant to federal, state or local law, regulation or executive order prohibiting discrimination in employment, including, but not limited to, all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act and the Americans with Disabilities Act, which Executive or his successors, heirs, executors, administrators or assigns ever had, now has or hereafter can, shall or may have, for, upon or by reason of his employment by Employer or any interest in Associated, or the shares of the capital stock of Associated, or any agreement, instrument, matter, cause or thing whatsoever, including any action alleging a supposed breach of contract or tort, claims for severance pay, back pay, wage/salary increase, expenses, benefits, bonus(es), options, phantom stock, severance, re-employment, service letters, compensatory or punitive damages, attorneys’ fees and all claims for any other type of damage relief or any other theory of law. By signing this Agreement and Release, you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement and Release is executed. Notwithstanding the foregoing, this General Release does not release AMI from its obligations under the terms of this General Release.
          You acknowledge and agree that you continue to be bound by the terms of the Separation Agreement, including the covenants contained in Sections 7 and 8 thereof, and the General Release contained in Section 9 thereof (relevant sections of the Separation Agreement and General Release and the Employment Agreement are attached hereto and incorporated herein as Exhibits A and B respectively).
          If you breach this Agreement and Release, AMI will seek restitution and/or offset of any payments or benefits provided to the extent permitted by law.
          You represent that you have not commenced or participated in any proceeding of any kind (on behalf of yourself, any other person or as a member of any alleged class of persons) that is pending in any court or before any administrative or investigative body or agency (whether public, quasi-public or private) against or involving any of Associated or any Associated Officials and that you have not assigned or transferred your rights with respect to any Claims covered by this General Release. In addition, if you do commence or participate in any such proceeding, you agree that this General Release will be a complete defense in any such proceeding and you (and your heirs, administrators, executors, successors and assigns) will not

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           seek, obtain or receive, and that you will have no right to seek, obtain or receive any award, recovery, settlement or relief of any kind whatsoever as a result of any such proceeding.
          Since your execution of this Agreement and Release releases Associated and any Associated Officials from all claims you may have, you should review this carefully before signing it. You can take at least twenty-one (21) days from your receipt of this Agreement and Release to consider its meaning and effect and to determine whether you wish to enter into it. You are advised to consult with anyone of your choosing, including an attorney, prior to executing this Agreement and Release.
          Once you have signed this Agreement and Release, you may choose to revoke your execution within seven (7) days. Any revocation of this Agreement and Release must be in writing and personally delivered to Keith LaVanway, Associated Materials, Inc., 3773 State Road, Cuyahoga Falls, OH 44223 or, if mailed, postmarked within seven (7) days of the date upon which it was signed by you.
          TO RECEIVE THE PAYMENTS AND OTHER BENEFITS DESCRIBED ABOVE TO WHICH YOU ARE NOT OTHERWISE ENTITLED, YOU MUST SIGN AND RETURN THE AGREEMENT AND RELEASE NO LATER THAN May 2, 2006. This Agreement and Release should be returned to Keith LaVanway, Associated Materials, Inc., 3773 State Road, Cuyahoga Falls, OH 44223. AMI will not make any payments or provide any benefits pursuant to this Agreement and Release until after the seven (7) day period expires and provided that you have not revoked this General Release.
          This Agreement and Release (including the relevant sections of the Separation Agreement and General Release and the Employment Agreement) contains the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein, and that you have not relied on any other representations in executing this Agreement and Release. This Agreement and Release may be modified only in a document signed by the parties and referring specifically hereto.

Sincerely yours,

Associated Materials Incorporated

/s/ D. Keith LaVanway

D. Keith LaVanway Vice-President and CFO

AGREED TO AND ACCEPTED:

/s/ Michale Caporale, Jr.

Michael Caporale, Jr.

Date: April 11, 2006

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